Exhibit 99.1

KKR REAL ESTATE FINANCE TRUST INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS

NOTE:  The accompanying release updates the release previously issued by the company on February 20, 2019, in order to correct the presentation of the company’s non-GAAP financial measures Net Core Earnings and Core Earnings (and related per share amounts) for the year ended December 31, 2018.  No other information has been modified.

New York, NY, February 20, 2019 - KKR Real Estate Finance Trust Inc. (the “Company” or “KREF”) (NYSE: KREF) today reported its financial results for the quarter and full year ended December 31, 2018.

Reported net income attributable to common stockholders of $19.7 million and $87.3 million, or $0.34 and $1.58 per basic and diluted share of common stock, for the three and twelve months ended December 31, 2018, respectively. Reported net income attributable to common stockholders of $17.0 million and $58.8 million, or $0.32 and $1.30 per basic and diluted share of common stock, for the three and twelve months ended December 31, 2017, respectively.

Reported Net Core Earnings of $22.2 million and $100.0 million, or $0.38 and $1.81 per basic and diluted share of common stock, for the three months and twelve months ended December 31, 2018, respectively. Net Core Earnings for the twelve months ended December 31, 2018 includes $19.4 million, or $0.37 per share related to the gain on sale of CMBS B-Piece investments in April 2018. Reported Net Core Earnings of $17.1 million and $55.5 million, or $0.32 and $1.22 per basic and diluted share of common stock, for the three and twelve months ended December 31, 2017, respectively.

Fourth Quarter 2018 Highlights

•
Committed and initially funded $908.0 million and $792.2 million, respectively, to seven new floating-rate senior loans. Funded an additional $63.1 million for loans closed prior to the fourth quarter.

•	Received approximately $110.8 million from the repayment of loans.
•
Current portfolio of $4.1 billion is 100% performing and 98% floating-rate with a weighted average loan-to-value ratio ("LTV") of 68% as of December 31, 2018. Current portfolio increased 98% over 2017 and 22% since September 30, 2018.

•	Issued a $1.0 billion managed collateralized loan obligation, providing $810.0 million of non-mark-to-market financing.
•
Completed an underwritten public offering of 4.5 million shares of our common stock in November, consisting of 4.0 million secondary shares sold by certain of the Company’s shareholders and 0.5 million primary shares issued and sold by KREF, providing $9.4 million in net proceeds to KREF.

•	Repurchased 926,373 shares of our common stock for approximately $17.7 million at a weighted average price of $19.12 per share.
•
Book value was $1,132.3 million or $19.66 per share as of December 31, 2018, compared to $1,146.3 million or $19.76 per share as of September 30, 2018 and $1,059.1 million or $19.73 per share as of December 31, 2017.

2018 Highlights

•
Committed and funded $2,728.6 million and $2,441.9 million, respectively, to 19 floating-rate senior loans. Total commitments for 2018 were an 84% increase over commitments in 2017. Average loan size increased by $20.1 million to $143.6 million, a 16% increase over 2017.

•	Sold four CMBS B-piece investments and recognized a $13.0 million gain.
•
Increased our borrowing capacity to $4.1 billion, compared to $1.8 billion as of December 31, 2017. As of December 31, 2018, $1.8 billion or 60% of our total outstanding portfolio borrowings was non-mark-to-market.

•	Issued $143.8 million aggregate principal amount of 6.125% convertible senior notes due May 2023.
•	Completed two underwritten public common stock offerings generating $107.7 in net proceeds.
•	Repurchased 1,623,482 shares of our common stock for approximately $31.3 million at a weighted average price of $19.30 per share.

Chris Lee and Matt Salem, Co-Chief Executive Officers of KREF, stated: “2018 was a very active year for KREF. We improved our brand awareness, expanded our client base and differentiated ourselves through creativity, flexibility and certainty of execution, which resulted in a quarterly and an annual originations record for the Company. We originated $2.7 billion of senior loans in 2018, bringing our total funded portfolio to $4.1 billion, a 98% increase since YE 2017. We also continued to improve the cost and structure of our liabilities. As of year-end, 60% of our outstanding portfolio borrowings are non-mark-to-market compared to 13% YE 2017. As we start 2019, we will continue to focus on capital preservation, further improving our liability structure and lending to experienced sponsors on institutional-quality real estate located in the most liquid markets. We are pleased with the Company’s progress in 2018 and are confident in our ability to build on the momentum in 2019.”

Fourth Quarter 2018 Investment Activity

Loan Originations

The Company committed capital to the following floating-rate senior loans ($ in thousands):

Description/ Location	Property Type	Month Originated	Maximum Face Amount	Initial Face Amount Funded	Interest Rate(A)	Maturity Date(B)	LTV
Senior Loan, Queens, NY	Multifamily	October 2018	$45,000	$42,000	L+2.8%	November 2023	70%
Senior Loan, Philadelphia, PA	Multifamily	October 2018	77,000	77,000	L+2.7	November 2023	73
Senior Loan, Ft. Lauderdale, FL	Hotel	November 2018	150,000	140,000	L+2.9	December 2023	62
Senior Loan, West Palm Beach, FL	Multifamily	November 2018	135,000	122,000	L+2.9	December 2023	73
Senior Loan, San Diego, CA	Multifamily	November 2018	103,500	81,018	L+3.2	December 2023	74
Senior Loan, New York, NY	Multifamily	December 2018	163,000	148,000	L+2.6	December 2023	67
Senior Loan, New York, NY	Multifamily	December 2018	234,482	182,213	L +3.6	January 2024	70
Total/Weighted Average			$907,982	$792,231	L+3.0%		69%

(A)	Floating rate based on one-month USD LIBOR.
(B)	Maturity date assumes all extension options are exercised, if applicable.

The weighted average underwritten internal rate of return ("IRR") of all loans originated in the fourth quarter was 12.1%.

Funding of Previously Closed Loans

The Company funded approximately $63.1 million for loans closed prior to the quarter end.

Loan Repayments

The Company received approximately $110.8 million from loan repayments and recognized $0.9 million of prepayment fee income.

Quarter End Portfolio Summary

The following table sets forth certain information regarding the Company’s portfolio at December 31, 2018 ($ in millions):

Investment	Committed Principal Amount	Current Carrying Value	Max Remaining Term (Years)(B)(D)	Weighted Average LTV(B)
Senior Loans(A)	$4,572.7	$3,975.6	4.0	68%
Mezzanine Loans	26.2	26.2	6.4	72
CMBS B-Pieces(E)	74.9	39.6	9.2	60
Total/Weighted Average	$4,673.8	$4,041.4	4.1	68%

(A)
Senior loans include senior mortgages and similar credit quality investments, including junior participations in our originated senior loans for which we have syndicated the senior participations and retained the junior participations for our portfolio.

(B)	Weighted average is weighted by current principal amount for our senior and mezzanine loans and by net equity for our CMBS B-Pieces.
(C)	L = one-month USD LIBOR rate; spot rate as of December 31, 2018 of 2.50% included in portfolio-wide average represented as a fixed rate.
(D)	Max remaining term (years) assumes all extension options are exercised, if applicable.
(E)	Represents CMBS B-Pieces with an aggregate current face amount of $34.9 million and a $29.6 million investment in an aggregator vehicle that invests in CMBS B-Pieces.

Portfolio Performance

As of December 31, 2018, the average risk rating of the Company's portfolio was 2.9 (Average Risk), weighted by investment carrying value, with 100.0% of the total loan portfolio rated 3 (Average Risk) or better by KKR Real Estate Finance Manager LLC (our "Manager")  as compared to 2.9 (Average Risk) as of September 30, 2018. As of December 31, 2018, no investments were rated 4 (High Risk/Potential for Loss) or 5 (Impaired/Loss Likely).

Non-GAAP Financial Measures

Reconciliation of Core Earnings and Net Core Earnings to Net Income Attributable to Common Stockholders

The table below reconciles Core Earnings and Net Core Earnings and related diluted per share amounts to net income attributable to common stockholders and related diluted per share amounts, respectively, for the three months ended December 31, 2018,  September 30, 2018 and December 31, 2017 and the years ended December 31, 2018 and 2017 ($ in thousands, except per share data):

	Three Months Ended December 31, 2018	Per Diluted Share	Three Months Ended September 30, 2018	Per Diluted Share	Three Months Ended December 31, 2017	Per Diluted Share
Net Income Attributable to Common Stockholders	$19,709	$0.34	$20,821	$0.37	$17,034	$0.32
Adjustments
Non-cash equity compensation expense	387	0.01	295	0.01	25	—
Incentive compensation to affiliate	1,470	0.03	3,286	0.06	—	—
Depreciation and amortization	—	—	—	—	—	—
Unrealized (gains) or losses(A)	1,980	0.03	205	—	79	—
Non-cash convertible notes discount amortization	91	—	91	—	—	—
Reversal of previously unrealized gain now realized	—	—	—	—	—	—
Core Earnings(B)	$23,637	$0.41	$24,698	$0.44	$17,138	$0.32
Incentive compensation to affiliate	1,470	0.03	3,286	0.06	—	—
Net Core Earnings	$22,167	$0.38	$21,412	$0.38	$17,138	$0.32
Weighted average number of shares of common stock outstanding, diluted	58,253,821		55,921,655		53,688,027

(A)
Includes $1.6 million, $0.0 million and $0.0 million non-cash Redemption Value Adjustment of our Special Non-Voting Preferred Stock for the three months ended December 31, 2018, September 30, 2018 and December 31, 2017, respectively.

(B)
Excludes $0.2 million, $0.2 million and $1.1 million or $0.00, $0.00 and $0.02 per diluted weighted average share outstanding, of net original issue discount on CMBS B-Pieces accreted as a component of taxable income during the three months ended December 31, 2018, September 30, 2018 and December 31, 2017, respectively.

	Year Ended December 31, 2018	Per Diluted Share	Year Ended December 31, 2017	Per Diluted Share
Net Income Attributable to Common Stockholders	$87,293	$1.58	$58,818	$1.30
Adjustments
Non-cash equity compensation expense	1,973	0.04	65	—
Incentive compensation to affiliate	4,756	0.09	—	—
Depreciation and amortization	—	—	—	—
Unrealized (gains) or losses(A)	(1,370)	(0.02)	(3,375)	(0.07)
Non-cash convertible notes discount amortization	224	—	—	—
Reversal of previously unrealized gain now realized(B)	11,900	0.22	—	—
Core Earnings(C)	$104,776	$1.90	$55,508	$1.22
Incentive compensation to affiliate	4,756	0.09	—	—
Net Core Earnings	$100,020	$1.81	$55,508	$1.22
Weighted average number of shares of common stock outstanding, diluted	55,171,061		45,321,360

(A)	Includes $1.6 million and $0.0 million non-cash Redemption Value Adjustment of our Special Non-Voting Preferred Stock for the years ended December 31, 2018 and 2017, respectively.
(B)	Includes $5.5 million and $6.4 million of unrealized gains related to the first quarter of 2018 and to prior periods, respectively, that were realized during the three months ended June 30, 2018.
(C)
Excludes $1.8 million and $4.0 million, or $0.03 and $0.09 per diluted weighted average share outstanding, of net original issue discount on CMBS B-Pieces accreted as a component of taxable income during the years ended December 31, 2018 and 2017, respectively.

Book Value

The Company’s book value per share of common stock was $19.66 at December 31, 2018, as compared to book value per share of common stock of $19.76 and $19.73 at September 30, 2018 and December 31, 2017, respectively.

Book value per share, includes the impact of a $1.9 million non-cash redemption value adjustment to our redeemable Special Non-Voting Preferred Stock (“SNVPS”), and the initial value of the SNVPS of $0.9 million (collectively referred to as “SNVPS Cumulative Impact”), which reduced our book value per share by $0.05 as of December 31, 2018. Upon redemption of the SNVPS, our book value will increase as a result of a one-time gain, thus substantially eliminating the SNVPS Cumulative Impact on our book value. See Note 9 - Equity, to our consolidated financial statements within our Annual Report on Form 10-K for the year ended December 31, 2018, for detailed discussion of the SNVPS.

Subsequent Events

The following events occurred subsequent to December 31, 2018:

Investing Activities

The Company originated the following senior loan:

Description/ Location	Property Type	Month Originated	Maximum Face Amount	Initial Face Amount Funded	Interest Rate(A)	Maturity Date(B)	LTV
Brooklyn, NY	Hospitality	January 2019	$76,000	$76,000	L+2.9%	February 2024	69%

(A)	Floating rate based on one-month USD LIBOR.
(B)	Maturity date assumes all extension options are exercised, if applicable.

Funding of Previously Closed Loans

The Company funded approximately $28.4 million for previously closed loans.

Loan Repayments

The Company received approximately $297.8 million from loan repayments.

Financing Activities

The Company borrowed $60.0 million and repaid $75.7 million under its loan financing facility with BMO Harris Bank and its master repurchase facilities, respectively.

Corporate Activities

Dividends

In January 2019, the Company paid $24.8 million in dividends on its common and special voting preferred stock, or $0.43 per share, with respect to the fourth quarter of 2018, to stockholders of record on December 28, 2018.

Share Buyback

The Company repurchased 212,809 shares of its common stock for a total of $4.1 million, net of commissions, at a weighted average price per share of $19.25.

Teleconference Details:

The Company will host a conference call to discuss its financial results on Thursday, February 21, 2019 at 9:30 a.m Eastern Time. Members of the public who are interested in participating in the Company’s fourth quarter and full year 2018 earnings teleconference call should dial from the U.S., (844) 784-1730, or from outside the U.S., +1 (412) 380-7410, shortly before 9:30 a.m. and reference the KKR Real Estate Finance Trust Inc. Teleconference Call; a pass code is not required. Please note the teleconference call will be available for replay beginning approximately two hours after the broadcast. To access the replay, callers from the U.S. should dial (877) 344-7529 and callers from outside the U.S. should dial +1 (412) 317-0088, and enter conference identification number 10127737.

Webcast:

The conference call will also be available on the Company’s website at www.kkrreit.com. To listen to a live broadcast, please go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the webcast will also be available for 30 days on the Company’s website.

Supplemental Information

The slide presentation accompanying this release and containing supplemental information about the Company’s financial results for the fiscal quarter and the year ended December 31, 2018 may also be accessed through the investor relations section of the Company’s website at www.kkrreit.com.

About KKR Real Estate Finance Trust Inc.

KKR Real Estate Finance Trust Inc. (NYSE: KREF) is a real estate investment trust that primarily originates or acquires senior loans collateralized by institutional-quality commercial real estate assets that are owned and operated by experienced and well-capitalized sponsors and located in liquid markets with strong underlying fundamentals. The Company's target assets also include mezzanine loans, preferred equity and other debt-oriented instruments with these characteristics. The Company is externally managed and advised by KKR Real Estate Finance Manager LLC, a registered investment adviser and an indirect subsidiary of KKR & Co. Inc., a leading global alternative investment firm with an over 40-year history of leadership, innovation and investment excellence and approximately $194.7 billion of assets under management as of December 31, 2018.

Additional information can be found on the Company’s website at www.kkrreit.com.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company’s current views with respect to, among other things, its future operations and financial performance. You can identify these forward looking statements by the use of words such as “outlook,” “believe,” “expect,” “potential,” “continue,” “may,” “should,” “seek,” “approximately,” “predict,” “intend,” “will,” “plan,” “estimate,” “anticipate,” the negative version of these words, other comparable words or other statements that do not relate strictly to historical or factual matters. The forward-looking statements are based on the Company’s beliefs, assumptions and expectations, taking into account all information currently available to it. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company or are within its control.  Such forward-looking statements are subject to various risks and uncertainties, including, among other things: the general political, economic and competitive conditions in the United States and in any foreign jurisdictions in which the Company invests; the level and volatility of prevailing interest rates and credit spreads; adverse changes in the real estate and real estate capital markets; general volatility of the securities markets in which the Company participates; changes in the Company’s business, investment strategies or target assets; difficulty in obtaining financing or raising capital; adverse legislative or regulatory developments; reductions in the yield on the Company’s investments and increases in the cost of the Company’s financing; acts of God such as hurricanes, earthquakes and other natural disasters, acts of war and/or terrorism and other events that may cause unanticipated and uninsured performance declines and/or losses to the Company or the owners and operators of the real estate securing the Company’s investments; deterioration in the performance of properties securing the Company’s investments that may cause deterioration in the performance of the Company’s investments and, potentially, principal losses to the Company; defaults by borrowers in paying debt service on outstanding indebtedness; the adequacy of collateral securing the Company’s investments and declines in the fair value of the Company’s investments; adverse developments in the availability of desirable investment opportunities whether they are due to competition, regulation or otherwise; difficulty in successfully managing the Company’s growth, including integrating new assets into the Company’s existing systems; the cost of operating the Company’s platform, including, but not limited to, the cost of operating a real estate investment platform and the cost of operating as a publicly traded company; the availability of qualified personnel and the Company’s relationship with our Manager; KKR controls the Company and its interests may conflict with those of the Company’s stockholders in the future; the Company’s qualification as a REIT for U.S. federal income tax purposes and the Company’s exclusion from registration under the Investment Company Act of 1940; authoritative GAAP or policy changes from such standard-setting bodies such as the Financial Accounting Standards Board, the Securities and Exchange Commission (the “SEC”), the Internal Revenue Service, the New York Stock Exchange and other authorities that the Company is subject to, as well as their counterparts in any foreign jurisdictions where the Company might do business; and other risks and uncertainties, including those described under Part I—Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 28, 2018, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov.  Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in this release. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and information included in this release and in the Company’s filings with the SEC. All forward-looking statements in this release speak only as of the date of this release. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.

CONTACT INFORMATION

Investor Relations:
KKR Real Estate Finance Trust Inc.
Sasha Hamilton
Tel: +1-888-806-7781(U.S.) / +1-212-763-9048
KREF-IR@kkr.com

Media:
Kohlberg Kravis Roberts & Co. L.P.
Kristi Huller
Tel: +1-212-750-8300
media@kkr.com

Definitions:

"Loan-to-value ratio": Generally based on the initial loan amount divided by the as-is appraised value as of the date the loan was originated. For our CMBS B-Pieces, LTV is based on the weighted average LTV of the underlying loan pool.

"Internal Rate of Return": IRR is the annualized effective compounded return rate that accounts for the time-value of money and represents the rate of return on an investment over a holding period expressed as a percentage of the investment. It is the discount rate that makes the net present value of all cash outflows (the costs of investment) equal to the net present value of cash inflows (returns on investment). It is derived from the negative and positive cash flows resulting from or produced by each transaction (or for a transaction involving more than one investment, cash flows resulting from or produced by each of the investments), whether positive, such as investment returns, or negative, such as transaction expenses or other costs of investment, taking into account the dates on which such cash flows occurred or are expected to occur, and compounding interest accordingly. The weighted average underwritten IRR for the investments shown reflects the returns underwritten by our Manager taking into account certain assumptions around leverage up to no more than the maximum approved advance rate, and calculated on a weighted average basis assuming no dispositions, early prepayments or defaults but assuming that extension options are exercised and that the cost of borrowings remains constant over the remaining term. With respect to certain loans included in the weighted average underwritten IRR shown, the calculation assumes certain estimates with respect to the timing and magnitude of the initial and future fundings for the total loan commitment and associated loan repayments, and assumes no defaults. With respect to certain loans included in the weighted average underwritten IRR shown, the calculation assumes the one-month spot USD LIBOR as of the date the loan was originated. There can be no assurance that the actual weighted average IRRs will equal the weighted average underwritten IRRs shown.

"Core Earnings" and "Net Core Earnings": Used by the Company to evaluate the Company's performance excluding the effects of certain transactions and GAAP adjustments the Company believes are not necessarily indicative of the current loan activity and operations. The Company also uses Core Earnings to determine the management and incentive fees it pays to its Manager. Core Earnings and Net Core Earnings are measures that are not prepared in accordance with GAAP. The Company defines Core Earnings as net income (loss) attributable to stockholders or, without duplication, owners of the Company's subsidiaries, computed in accordance with GAAP, including realized losses not otherwise included in GAAP net income (loss) and excluding (i) non-cash equity compensation expense, (ii) the incentive compensation payable to our Manager, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (v) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items after discussions between our Manager and board of directors (and after approval by a majority of the independent directors). The exclusion of depreciation and amortization from the calculation of Core Earnings only applies to debt investments related to real estate to the extent the Company forecloses upon the property or properties underlying such debt investments. Net Core Earnings is Core Earnings less incentive compensation payable to our Manager.

The Company believes that providing Core Earnings and Net Core Earnings on a supplemental basis to its net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of the Company’s business. Core Earnings and Net Core Earnings should not be considered as a substitute for GAAP net income. The Company cautions readers that its methodology for calculating Core Earnings and Net Core Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, the Company’s reported Core Earnings and Net Core Earnings may not be comparable to similar measures presented by other REITs.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	December 31, 2018	December 31, 2017
Assets
Cash and cash equivalents	$86,531	$103,120
Restricted cash	—	400
Commercial mortgage loans, held-for-investment, net	4,001,820	1,888,510
Equity method investments, at fair value	30,734	14,390
Accrued interest receivable	16,178	8,423
Other assets	3,596	7,239
Commercial mortgage loans held in variable interest entities, at fair value	1,092,986	5,372,811
Total Assets	$5,231,845	$7,394,893

Liabilities and Equity
Liabilities
Secured financing agreements, net	$1,951,049	$964,800
Collateralized loan obligation, net	800,346	—
Convertible notes, net	137,688	—
Loan participations sold, net	85,465	81,472
Accounts payable, accrued expenses and other liabilities	4,529	2,465
Dividends payable	25,097	19,981
Accrued interest payable	7,516	1,623
Due to affiliates	4,712	4,442
Variable interest entity liabilities, at fair value	1,080,255	5,256,926
Total Liabilities	4,096,657	6,331,709

Commitments and Contingencies

Temporary Equity
Redeemable noncontrolling interests in equity of consolidated joint venture	—	3,090
Redeemable preferred stock	2,846	949

Permanent Equity
Preferred stock, 50,000,000 authorized (1 share with par value of $0.01 issued and outstanding as of December 31, 2018 and 2017)	—	—
Common stock, 300,000,000 authorized (57,596,217 and 53,685,440 shares with par value of $0.01 issued and outstanding as of December 31, 2018 and December 31, 2017, respectively)	576	537
Additional paid-in capital	1,163,845	1,052,851
(Accumulated deficit) Retained earnings	(225)	6,280
Repurchased stock, 1,649,880 and 26,398 shares repurchased as of December 31, 2018 and December 31, 2017, respectively	(31,854)	(523)
Total KKR Real Estate Finance Trust Inc. stockholders’ equity	1,132,342	1,059,145
Total Permanent Equity	1,132,342	1,059,145
Total Liabilities and Equity	$5,231,845	$7,394,893

KKR Real Estate Finance Trust Inc. and Subsidiaries

Consolidated Statements of Income
(Amounts in thousands, except share and per share data)

	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net Interest Income
Interest income	$59,623	$51,895	$28,385	$183,575	$83,145
Interest expense	32,192	23,337	8,632	85,017	21,224
Total net interest income	27,431	28,558	19,753	98,558	61,921

Other Income
Realized gain on sale of investments	—	—	—	13,000	—
Change in net assets related to CMBS consolidated variable interest entities	128	379	3,035	2,588	15,845
Income from equity method investments	981	747	414	3,065	875
Other income	201	476	352	1,440	968
Total other income (loss)	1,310	1,602	3,801	20,093	17,688

Operating Expenses
General and administrative	1,810	1,653	1,682	7,812	4,936
Management fees to affiliate	4,330	4,164	3,979	16,346	13,492
Incentive compensation to affiliate	1,470	3,286	—	4,756	—
Total operating expenses	7,610	9,103	5,661	28,914	18,428

Income (Loss) Before Income Taxes, Noncontrolling Interests and Preferred Dividends	21,131	21,057	17,893	89,737	61,181
Income tax (benefit) expense	(297)	85	714	(70)	1,102
Net Income (Loss)	21,428	20,972	17,179	89,807	60,079
Redeemable Noncontrolling Interests in Income (Loss) of Consolidated Joint Venture	—	—	82	63	216
Noncontrolling Interests in Income (Loss) of Consolidated Joint Venture	—	—	—	—	801
Net Income (Loss) Attributable to KKR Real Estate Finance Trust Inc. and Subsidiaries	21,428	20,972	17,097	89,744	59,062
Preferred Stock Dividends and Redemption Value Adjustment	1,719	151	63	2,451	244
Net Income (Loss) Attributable to Common Stockholders	$19,709	$20,821	$17,034	$87,293	$58,818

Net Income (Loss) Per Share of Common Stock
Basic	$0.34	$0.37	$0.32	$1.58	$1.30
Diluted	$0.34	$0.37	$0.32	$1.58	$1.30
Weighted Average Number of Shares of Common Stock Outstanding
Basic	58,178,944	55,903,126	53,685,440	55,136,548	45,320,358
Diluted	58,253,821	55,921,655	53,688,027	55,171,061	45,321,360

Dividends Declared per Share of Common Stock	$0.43	$0.43	$0.37	$1.69	$1.62